Exhibit 99.1

Eastside Distilling, Inc. Announces Securities Purchase Agreement for Private Placement

PORTLAND, Oregon, October 25, 2021 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink “RTD” craft cocktails, today announced that it has entered into a securities purchase agreement for a private placement offering with Crater Lake Private Limited.

Geoffrey Gwin, Chief Financial Officer commented, “We are excited about this partnership with Crater Lake Private Limited. This investment gets us closer to finalizing the financing of the initial phase of our three-year growth plan.”

The Company has entered into a definitive agreement with Crater Lake Private Limited to issue and sell to Crater Lake up to 2.5 million shares of the Company’s Series B Preferred Stock, $0.0001 par value per share, at a purchase price of $1.00 per Preferred Share. The Preferred Shares are convertible into shares of the Company’s common stock, par value $0.0001 per share pursuant to the terms and conditions set forth in the Certificate of Designation of Series and Determination of Rights and Preferences of its Series B Preferred Stock with an initial conversion price of $3.10. In connection with the purchase of the Preferred Shares, Crater Lake shall receive a warrant to purchase up to 116,666 shares of common stock at an exercise price equal to $3.75. The Company anticipates that the private offering will close on or before October 29, 2021.

In addition, the Company has sold 718,000 of shares of common stock pursuant to an “at-the-market” offering previously announced on September 10, 2021, bringing the total common shares outstanding to 14,087,028 as of October 25, 2021.

Kelvin Seetoh, Managing Director of Crater Lake Private Limited commented, “Over the past year, management has made significant improvements to the overall business. Accomplishments include integration and alignment of their business structure, fixing the balance sheet, and building a talented team of industry professionals.”

Mr. Seetoh continued, “We believe our investment will allow Eastside to accelerate the three-year strategic plan. The business is underappreciated and with the proper support and investment, the Company has the potential to be worth multiples of its current market valuation. We look forward to supporting the Company as it builds its twin engines of canning and spirits.”

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days of the closing to register the resale of the shares of common stock issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update the cautionary information in this press release.